UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
January 13, 2015
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
d) Election of Directors
On January 13, 2015, our Board of Directors, upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected Armando Olivera to serve as a director for a term of office expiring at our 2015 Annual Meeting of Stockholders, at which time his continued Board service will be subject to renomination and stockholder approval. Mr. Olivera’s term of office is effective January 13, 2015. Mr. Olivera has not been assigned to any Committees of the Board. Mr. Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the nation, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012.

The Board has determined that Mr. Olivera qualifies as independent under the independence standards set forth in the NYSE corporate governance listing standards. There are no arrangements or understandings between Mr. Olivera and any other persons with respect to his appointment as a director. Neither Mr. Olivera nor any immediate family member of Mr. Olivera has been a participant in any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Mr. Olivera will participate in our outside director compensation program described under the heading “Director Compensation” in our 2014 Proxy Statement, which was filed with the Securities and Exchange Commission on February 27, 2014. Accordingly, Mr. Olivera will receive the annual equity grant of Lennar’s Class A common stock, options for Lennar’s Class A common stock, and the outside director retainer, each prorated based on his period of service.

A press release announcing Mr. Olivera’s election to the Board is attached to this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document

99.1	Press Release issued by Lennar Corporation on January 15, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2015	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer